Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-233255 and 333-268032 on Form S-3 and Registration Statement No. 333-273581 on Form S-8 of our reports dated March 7, 2025, relating to the financial statements of Creative Media & Community Trust Corporation and the effectiveness of Creative Media & Community Trust Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche, LLP

Tempe, Arizona
March 7, 2025